Exhibit 99.30
Sangui BioTech International, Inc.
10960 Ashton Avenue
Los Angeles, CA 90024

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Medicoforum to promote CE certification of Sangui's HEMO2SPRAY

Witten, November 23, 2005 - Medicoforum GmbH of Hanover, Germany, on a European scale active in marketing and distributing of medical products intends to promote the CE certification of Sangui's HEMO2SPRAY wound spray. In a first step, Medicoforum will check whether the product may indeed be certified as a medical product. This had been indicated by the German Federal Authority for Pharmaceuticals and Medical Products (Bundesamt für Arzneimittel und Medizinprodukte (BfArM)) in preliminary talks. At the same time, medicoforum will carry out market research regarding the sales potential in the member states of the EU and various other countries. The initital phase is limited to sixth months with Medicoforum being entitled to apply for an extension once. All pertinent rights serving this purpose have been granted exclusively to Medicoforum by Sangui. Medicoforum will bear all related cost.

If BfArM confirms that HEMO2SPRAY can be certified as a medical product and if the market research yields positive results, Medicoforum will enter the certification process. In this event both partners intend to agree upon a subsequent sales and supply contract, which is aimed at the EU member states and additional territories.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.